Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of February 19, 2009

by and among

ALSIUS CORPORATION,

ALSIUS MEDICAL CORPORATION

and

ZOLL CIRCULATION, INC.

-i-

5.14	Compliance With Laws	22
5.15	Warranty Matters	23
5.16	Customers, Distributors and Suppliers	23
5.17	Taxes	23
5.18	Opinion of Financial Advisor	23
5.19	Brokers, Etc.	23
5.20	Required Consents for Transferred Contracts	23
ARTICLE VI Representations and Warranties of Buyer		23
6.1	Organization	24
6.2	Due Authorization	24
6.3	Conflicts	24
6.4	Litigation	25
6.5	Brokers, Etc.	25
6.6	Financial Ability	25
6.7	Compliance with Laws	25
ARTICLE VII Additional Agreements		25
7.1	Obligation to Consummate Transaction	25
7.2	Confidentiality	25
7.3	Access to Information	25
7.4	Transaction Written Consent; Preparation of Information Statement	26
7.5	Interim Operations	27
7.6	No Solicitation	28
7.7	Certain Tax Matters	29
7.8	Public Announcements	29
7.9	Notice of Certain Events	30
7.10	Insurance	30
7.11	Employment of Hired Employees by Buyer	30
7.12	Inspection of Tangible Assets	31
7.13	Use of Intellectual Property	31
7.14	Bulk Sales	32
ARTICLE VIII Conditions to Closing		32
8.1	Conditions to Obligations of Buyer and Seller	32
8.2	Conditions to Obligations of Buyer	32

-ii-

8.3	Conditions to Obligations of Seller	33
8.4	Closing Deliverables	34
ARTICLE IX Termination		35
9.1	Termination	35
9.2	Procedure of Termination	36
9.3	Termination Fees	36
9.4	Other Consequences of Termination	37
ARTICLE X Indemnification and Survival		37
10.1	Indemnification by Seller	37
10.2	Indemnification by Buyer	38
10.3	Survival	39
10.4	Exclusive Remedy	39
10.5	Third Party Claim Indemnification Procedures	39
ARTICLE XI Miscellaneous		40
11.1	Assignment	40
11.2	Expenses	40
11.3	Severability	41
11.4	Entire Agreement	41
11.5	Waiver	41
11.6	Governing Law	41
11.7	Venue	41
11.8	Headings	41
11.9	Counterparts	41
11.10	Parties in Interest	42
11.11	Disclaimer of Warranties	42
11.12	Schedules	42
11.13	Notices	42

-iii-

Exhibits and Schedules

Exhibits

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Assignment of Contracts
Exhibit C	Bill of Sale
Exhibit D	Patent Assignment
Exhibit E	Trademark Assignment
Exhibit F	Purchase Order

Schedules

Schedule 1.1(a)	Permitted Encumbrances
Schedule 1.1(b)	Products
Schedule 1.1(c)	Transferred Contracts
Schedule 2.1(a)	Tangible Assets
Schedule 2.1(d)	Inventory
Schedule 2.2(l)	Excluded Assets
Schedule 5.2	Authority; Binding Agreements
Schedule 5.3	Conflicts
Schedule 5.5(c)	Commission Reports; Financial Statements
Schedule 5.8(a) and (c)	Title
Schedule 5.9(a), (b), (c) and (d)	Intellectual Property
Schedule 5.10	Litigation
Schedule 5.12(a)	Employment Matters
Schedule 5.13(b)	Regulatory Approvals
Schedule 5.15	Warranty Matters
Schedule 5.16	Customers, Distributors and Suppliers
Schedule 5.19	Brokers, Etc.
Schedule 5.20	Required Consents for Transferred Contracts
Schedule 7.5	Interim Operations
Schedule 8.4(b)(i)	Wire Instructions

Buyer Schedules

Buyer Schedule 3.2	Purchase Price Allocation
Buyer Schedule 4.3	Transition Bonus Pool
Buyer Schedule 6.5	Brokers, Etc.

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of February 19, 2009 (the “Execution Date”), is entered into by and among Alsius Corporation, a Delaware corporation (“Alsius”), Alsius Medical Corporation, a California corporation and a wholly-owned subsidiary of Alsius (“Alsius Medical,” and collectively with Alsius, “Seller”), and ZOLL Circulation, Inc., a Delaware corporation (“Buyer”).  Seller and Buyer are referred to in this Agreement (as defined hereinafter) collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller is engaged in the design, development, manufacture, sale and distribution of intravascular temperature management devices (the “Business”); and

WHEREAS, Buyer wishes to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of Seller relating to the Business (other than the Excluded Assets (as defined hereinafter)), and Buyer is willing to assume the Assumed Liabilities (as defined hereinafter) with respect to the Business, all for the consideration and upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
Definitions

1.1           Definitions.  In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following initially capitalized terms have the following meanings when used herein:

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquisition Transaction” has the meaning set forth in Section 7.6(a).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Allocation Schedule” has the meaning set forth in Section 3.2.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Seller and Buyer, the form of which is attached hereto as Exhibit A.

“Assignment of Contracts” means the Assignment of Contracts between Seller and Buyer, the form of which is attached hereto as Exhibit B.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” means the Bill of Sale between Seller and Buyer, the form of which is attached hereto as Exhibit C.

“Business Day” means any day other than a day which is Saturday or Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required to remain closed.

“Buyer Indemnified Party” has the meaning set forth in Section 10.1(a).

“Buyer Parties” has the meaning set forth in Section 9.3(c).

“Buyer Schedules” has the meaning set forth in the opening paragraph of Article VI.

“Buyer Termination Fee” has the meaning set forth in Section 9.3(b).

“Cap” has the meaning set forth in Section 10.1(b).

“Cash” means cash and cash equivalents (including marketable securities and short-term investments).

“Closing” means the closing of the purchase and sale of the Acquired Assets and the assignment and assumption of the Assumed Liabilities, each as contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 4.1.

“Commission” means the United States Securities and Exchange Commission.

“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person, in each case required to permit the consummation of any of the transactions contemplated hereby.

“Contract” means any written or binding oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, distribution agreements, supply agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guarantees, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

“Corporate Names” has the meaning set forth in Section 7.13(b).

“Customers and Distributors” has the meaning set forth in Section 5.16.

“Encumbrance” means any lien, mortgage, security interest, pledge, conditional sale agreement, title retention agreement or other charge or encumbrance of any nature whatsoever on any property or property interest.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“FDA” means the U.S. Food and Drug Administration and similar federal, regional, state, local or foreign Governmental Authorities.

“Finished Inventory” means any stock of finished Products maintained by Seller or any of its Affiliates anywhere in the world.

“GMP” has the meaning set forth in Section 5.13(e).

“Governmental Authority” means any supra-national, federal, regional, state, local or foreign government or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative governmental functions.

“Hired Employees” has the meaning set forth in Section 7.11.

“Inbound Licenses” has the meaning set forth in Section 5.9(b)(i).

“Indemnified Party” means any Person entitled to indemnification under Article X.

“Indemnifying Party” means any Person providing indemnification under Article X.

“Information Statement” has the meaning set forth in Section 5.2(c).

“Inspection Period” has the meaning set forth in Section 7.12.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (a) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);  (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (c) registered and material unregistered copyrights in both published and unpublished works, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above, including copyrights in (i) all design history files, (ii) the Manufacturing Instructions, and (iii) all documents primarily related to the Products and controlled by Seller (collectively, “Copyrights”); (d) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, customer lists and contact numbers/addresses, business strategies, forecasts, testing procedures and testing results (collectively, “Trade Secrets”); (e) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; (f) all licenses and other Contracts under which Seller has sold, licensed, leased or otherwise transferred or granted any interest or rights to any Marks, Patents, Copyrights or Trade Secrets and (g) goodwill, franchises, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Inventory” shall mean all inventory of the Products together with all inventory of raw materials, work-in-progress related to the Products and finished goods inventory of the Products, whether held at a location or facility of Seller (or of any other Person on behalf of Seller) or in transit to or from Seller (or any such other Person).

“Knowledge” means the actual knowledge after due inquiry of any of John Riolo, John Rogitz, Greg Tibbitts, Andrew Wade, Suzanne Winter and William Worthen.

“Law” means each provision of any currently existing federal, state, local or foreign civil and criminal law, statute, ordinance, order, code, rule, regulation or common law promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” has the meaning set forth in Section 10.1(a).

“Manufacturing Instructions” means those manufacturing, packaging and labeling specifications for the Products used by Seller or Seller’s Affiliates in the production and supply of the Products.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Business or the Acquired Assets, taken as a whole; provided, however, that Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions are proximately caused by (a) public or industry knowledge of the transactions contemplated by this Agreement (including, without limitation, any action or inaction by the Business’ employees, customers and vendors) or (b) general economic conditions or other conditions generally affecting the industry in which the Business competes.  Seller may, however, at its option, include in the Schedules of this Agreement or elsewhere items that would not have a Material Adverse Effect within the meaning of the previous sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an acknowledgement by Seller that such items would have a Material Adverse Effect or further define the meaning of such term for the purposes of this Agreement.

“NASDAQ” means The NASDAQ Capital Market.

“Notice of Termination” has the meaning set forth in Section 9.2.

“Ordinary Course” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Other Agreements” means, collectively, the Assignment and Assumption Agreement, the Assignment of Contracts, the Bill of Sale, the Patent Assignment, the Trademark Assignment and other agreements entered into by Seller and Buyer in connection herewith.

“Outbound Licenses” has the meaning set forth in Section 5.9(d).

“Patent Assignment” means the Patent Assignment between Buyer and Seller, the form of which is attached hereto as Exhibit D.

“Payoff Amount” shall have the meaning set forth in Section 8.2(h).

“Payoff Letter” shall have the meaning set forth in Section 8.2(h).

“Permitted Encumbrances” means (a) Encumbrances for Taxes not delinquent or past due; (b) pledges or deposits of money securing statutory obligations under workers’ or unemployment compensation Laws (excluding Encumbrances under ERISA); (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar liens arising in the Ordinary Course securing amounts that are not delinquent or past due; (d) Encumbrances relating to purchase money security interests arising in the Ordinary Course; (e) zoning ordinances, easements and other restrictions of legal record affecting real property that would be revealed by a survey and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the Business; or (f) Encumbrances set forth on Schedule 1.1(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

“Product” or “Products” means those products identified on Schedule 1.1(b) (and for the avoidance of doubt does not mean specific units thereof).

“Purchase Order” has the meaning set forth in Section 4.2.

“Purchase Price” has the meaning set forth in Section 3.1.

“Regulatory Approval” shall mean, with respect to a country, any and all approvals, substantial equivalence determinations, licenses, permits, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, market or clinically investigate the Products in such country, including, where applicable and as required, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval investigational and marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (c) labeling approval and (d) technical, medical and scientific licenses.

“Regulatory Authority” shall mean any Governmental Authority regulating or otherwise exercising authority with respect to the testing, manufacture, storage, distribution, use, promotion, marketing, sale and importation of Products, including the FDA.

“Regulatory Documentation” shall mean all applications, registrations, licenses, authorization and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, related to the Products, and all data contained in any of the foregoing, including all 510(k)s, letters to file concerning device modifications, pre- and post-approval marketing authorizations, investigational device exemptions, product labeling, advertising and promotion documents, manufacturing data, complaint files, adverse event files, correction and removal records and reports, and all documents pertaining to recalls of the Products.

“Representatives” has the meaning set forth in Section 7.6(a).

“Required Stockholder Vote” has the meaning set forth in Section 5.2(b).

“Schedules” has the meaning set forth in the opening paragraph of Article V.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Balance Sheet” has the meaning set forth in Section 5.5(b).

“Seller Commission Filings” has the meaning set forth in Section 5.5(a).

“Seller Indemnified Party” has the meaning set forth in Section 10.2(a).

“Seller In-Licensed Intellectual Property Assets” has the meaning set forth in Section 5.9(b)(i).

“Seller Marks” has the meaning set forth in Section 5.9(a).

“Seller Parties” has the meaning set forth in Section 9.3(c).

“Seller Patents” has the meaning set forth in Section 5.9(a).

“Seller Termination Fee” has the meaning set forth in Section 9.3(a).

“Seller Trade Secrets” has the meaning set forth in Section 5.9(b)(viii).

“Seller’s Financial Advisor” means Leerink Swann LLC.

“Start Date” has the meaning set forth in Section 7.11.

“Subject Commission Filings” has the meaning set forth in Section 5.5(a).

“Superior Proposal” has the meaning set forth in Section 7.6(c).

“Suppliers” has the meaning set forth in Section 5.16.

“Tail Policy” has the meaning set forth in Section 7.10.

“Tangible Assets” has the meaning set forth in Section 2.1(a).

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third Party Intellectual Property Assets” has the meaning set forth in Section 5.9(b)(iv).

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by the United States or any foreign country; by any state, municipality, subdivision or instrumentality thereof or by any other tax authority and such term shall include any interest, penalties or additions to tax attributable to such taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Threshold Amount” means Thirty Seven Thousand, Five Hundred Dollars ($37,500).

“Trademark Assignment” means the Trademark Assignment between Seller and Buyer, the form of which is attached hereto as Exhibit E.

“Transaction Written Consent” has the meaning set forth in Section 7.4(a).

“Transfer Taxes” has the meaning set forth in Section 7.7(a).

“Transferred Contracts” shall mean each Contract listed in Schedule 1.1(c).

“Updated Schedule 2.1(d)” has the meaning set forth in Section 2.1(d).

1.2           Construction.  The language in all parts of this Agreement is to be construed in all cases according to its fair meaning.  Seller and Buyer acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party are not to be employed in the interpretation of this Agreement. Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.  The masculine, feminine or neuter gender and the singular or plural number are each deemed to include the other(s) whenever the context so indicates.  “Days” means calendar days unless otherwise specified.  Whenever used herein, the words “Seller” and “Buyer” include their respective Affiliates whenever the context requires or to the extent applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  All references to “Dollar” or “$” refer to the lawful money of the United States.

ARTICLE II
Purchase and Sale

2.1           Agreements to Purchase and Sell.  Subject to the terms and conditions of this Agreement, and except for the Excluded Assets, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, free and clear from any Encumbrances other than Permitted Encumbrances, all right, title and interest of Seller in and to all of the assets, properties, interests and rights comprising the Business, of every kind and description, existing as of the date of this Agreement or acquired through the Closing, including all of the following assets (collectively, the “Acquired Assets”):

(a)           subject to Section 7.12, the fixed and other tangible personal property and assets arising out of, relating to or resulting from the Business, including tooling, fixtures, equipment, computer systems and software, furniture, machinery, office equipment, furnishings and instruments, set forth on Schedule 2.1(a), whether owned by Seller or its Affiliates (the “Tangible Assets”);

(b)           all goodwill directly arising from, related to or resulting from the Business;

(c)           all Seller Intellectual Property Assets;

(d)           all Inventory (other than the Finished Inventory purchased pursuant to the Purchase Order), including any Inventory on loan to or being used by any customers, clinicians or others for evaluation, testing or in conjunction with any studies or trials, including the Inventory set forth on Schedule 2.1(d), which Schedule 2.1(d) shall be updated prior to the Closing to (i) include any Inventory that is acquired by Seller between the Execution Date and the Closing Date; and (ii) exclude any Inventory that is disposed of by Sellers between the Execution Date and the Closing Date (the “Updated Schedule 2.1(d)”); provided, however, that Buyer shall only be obligated to purchase Inventory that is identified by Buyer as being necessary or useful after the Closing Date, which Inventory will be identified by Buyer in accordance with Section 7.12;

(e)           all rights in, under and to the Transferred Contracts;

(f)           all Regulatory Documentation and Regulatory Approvals;

(g)           the Manufacturing Instructions; and

(h)           solely to the extent related to an Assumed Liability, (i) all claims (including claims for infringement or misappropriation of Intellectual Property Assets or rights related thereto included in the Acquired Assets); and (ii) all causes of action of Seller against any other Person, whether or not such claims and causes of action have been asserted, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery of Seller (regardless of whether such rights are currently exercisable) directly arising out of, relating to or resulting from the Acquired Assets, the Assumed Liabilities or the Business; and

(i)           all other assets and properties directly arising out of, relating to or resulting from the Business, of every nature whatsoever, tangible and intangible, and wherever located, such as any business records; customer lists; customer records and histories; customer invoices; lists of suppliers and vendors and all records relating thereto; list of sales agents; price lists; engineering drawings; clinical trial data and records; records with respect to production, engineering, and product development costs; advertising matter; catalogues; photographs; instruction manuals; sales literature and materials; purchasing materials; media materials; manufacturing and quality control records and procedures; research and development files; design history files; data and laboratory books and media materials and plates; and copies of all files relating to the Seller Intellectual Property Assets, including all applications, registrations, assignments, correspondence to and from the United States Patent and Trademark Office and any other foreign patent and trademark offices, dockets, workbooks, legal opinions, prior art searches, notes, memoranda and other related information.

2.2           Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, Seller shall not sell, transfer or assign, and Buyer shall not purchase or otherwise acquire, any right, title or interest of Seller in any of the following assets (collectively, the “Excluded Assets”):

(a)           rights of Seller arising under this Agreement, the Other Agreements or the Purchase Order or from the consummation of the transactions contemplated hereby or thereby;

(b)           all accounts receivable and notes receivable and intercompany receivable balances that exist as of the Closing Date, including any value added Taxes or similar Taxes levied on such accounts receivable, any unpaid interest accrued on any such accounts receivable and any security or collateral related thereto, and any payments received with respect thereto before or after the Closing Date;

(c)           all Cash and bank or other deposit accounts of Seller;

(d)           the capital stock of Seller or any of its Affiliates;

(e)           all books (including corporate minute books), documents, records (including stock records), files and Tax Returns of Seller and Seller’s Affiliates as may exist on the Closing Date (other than such books, records or files that are covered in Section 2.1 above), which include, without limitation, those which: (i) were prepared in connection with or relating to the transactions contemplated by this Agreement, including bids received from other Persons and analyses relating to the Acquired Assets, the Assumed Liabilities or the Products; or (ii) are maintained by Seller, its Affiliates and/or their representatives, agents or licensees in connection with their respective tax, legal, regulatory or reporting requirements;

(f)           all Contracts of Seller or its Affiliates other than the Transferred Contracts;

(g)           real property, buildings, structures and improvements thereon, whether owned or leased by Seller or Seller’s Affiliates, and all fixtures and fittings attached thereto, but not including any of the Tangible Assets or Transferred Contracts;

(h)           any and all claims of Seller for prepaid Taxes or refunds of Taxes or rights to use tax attributes, all arising from or relating to any period (or a portion of any period) ending on or before the Closing;

(i)           insurance policies and claims and refunds thereunder;

(j)           all employee benefit plans and arrangements and the assets related thereto;

(k)           all claims and causes of action, whether or not asserted, to the extent not exclusively or primarily related to an Assumed Liability or Acquired Asset; and

(l)           the assets set forth on Schedule 2.2(l).

In addition, Seller may retain copies of any Transferred Contracts, documents or records which:  (x) relate to properties or activities of Seller, and (y) which are required to be retained pursuant to any legal requirement or are subject to the attorney-client privilege, for financial reporting purposes, for tax purposes, legal defense or prosecution purposes or otherwise; provided, however, that Seller shall comply with the provisions of Section 7.2 with respect to any such Contracts, documents or records.

2.3           Assumed Liabilities.  On the Closing Date, Buyer shall assume only the Liabilities of Seller specifically identified below in this Section 2.3 (the “Assumed Liabilities”), unless otherwise specifically excluded under Section 2.4:

(a)           the Liabilities and obligations of Seller under the Transferred Contracts as and to the extent transferred to Buyer under Section 2.1(e), but only to the extent either: (i) such obligations (A) are to be performed after the Closing; (B) do not arise from or relate to any breach or default by Seller or any of its Affiliates of any provision of any of the Transferred Contracts or any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach or default thereof; and (C) do not arise from actions taken (or omitted from being taken) by Seller or any of its Affiliates on or prior to the Closing (or except to the extent that Buyer expressly agrees to assume from or reimburse Seller for such Liabilities prior to the Closing Date); or (ii) Buyer expressly agrees in writing to reimburse Seller for such Liabilities;

(b)           to the extent permitted by applicable Law, Liabilities arising after the Closing Date directly relating to the repair or service of Products pursuant to valid product warranty claims made in accordance with the Seller’s written product warranties;

(c)           Liabilities relating to each of the Hired Employees, but only to the extent arising from or related to their being an employee of Buyer or its Affiliates or designees after their respective Start Dates;

(d)           Liabilities related to Regulatory Approvals, Regulatory Documentation and other regulatory matters pertaining to the Business, including, without limitation, those regulatory obligations owed to the FDA, the Japanese Ministry of Health and any corresponding European Regulatory Authorities; and

(e)           Liabilities arising out of or directly relating to ownership or operation of the Acquired Assets after the Closing.

2.4           Excluded Liabilities.  Buyer shall not assume, nor shall Buyer become responsible for, any Liabilities of Seller or Seller’s Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), which Excluded Liabilities shall include, without limitation, the following Liabilities, all of which shall remain the Liabilities of Seller or Seller’s Affiliates:

(a)           all Liabilities of Seller and Seller’s Affiliates arising under this Agreement, the Other Agreements or the Purchase Order or from the consummation of the transactions contemplated hereby or thereby;

(b)           all Liabilities of Seller and Seller’s Affiliates arising under or related to the Transaction Written Consent or the Information Statement other than Liabilities related to information provided by Buyer about itself or its Affiliates;

(c)           all accounts payable, including all intercompany payable balances owing by Seller or Seller’s Affiliates;

(d)           any Liabilities under Contracts of Seller or its Affiliates other than the Liabilities relating to Transferred Contracts that are assumed under Section 2.3(a);

(e)           any Liability to any current or former employee or independent contractor (to the extent not a party to a Transferred Contract) of Seller or any of its Affiliates arising (i) in respect of Hired Employees, prior to their respective Start Dates, including accrued vacation pay, holiday pay, sick pay, bonuses earned, pensions or profit sharing or with respect to any discrimination and/or any other claims that may arise or have arisen from the employment of such Hired Employees with, or the termination of their employment by, Seller on or prior to the Closing Date and (ii) in respect of all other former and current employees or independent contractors (to the extent not a party to a Transferred Contract) of Seller or any of its Affiliates, at any time;

(f)           any Liability arising from or relating to any injury or damage to person or property allegedly caused or resulting from use of any Product prior to the Closing Date;

(g)           any Liability relating to any Seller Commission Filing or Subject Commission Filing;

(h)           any Liability with respect to Taxes of Seller for any period;

(i)           any Taxes attributable to the Acquired Assets and the Business arising from or relating to any period (or portion of any period) ending on or before the Closing;

(j)           any Liabilities under or in connection with any Excluded Assets;

(k)           any Liabilities arising out of or directly relating to ownership or operation of the Acquired Assets prior to the Closing; and

(l)           all Liabilities of Seller or its Affiliates other than the Assumed Liabilities.

ARTICLE III
Purchase Price; Consistent Treatment

3.1           Purchase Price.  In consideration of the sale by Seller to Buyer of the Acquired Assets, and in addition to the assumption of the Assumed Liabilities by Buyer, Buyer shall pay to Seller an amount equal to Twelve Million Dollars ($12,000,000) in cash (the “Purchase Price”).  The Purchase Price shall be paid as follows:

(a)           at the Closing, Buyer shall pay the Payoff Amount to GE Capital by wire transfer of immediately available funds in full and complete satisfaction of all outstanding amounts Seller and its Affiliates owe to GE Capital pursuant to the Payoff Letter; and

(b)           at the Closing, Buyer shall pay the difference between the Purchase Price and the Payoff Amount in cash to Seller by wire transfer of immediately available funds.

3.2           Purchase Price Allocation.  At least ten (10) days prior to the Closing Date, Buyer shall provide to Seller a proposed allocation schedule that allocates the Purchase Price among the Acquired Assets (the “Allocation Schedule”).  Seller shall have five (5) days after delivery of the Allocation Schedule to provide any comments to Buyer’s proposed Allocation Schedule.  The Parties agree to negotiate in good faith to resolve any differences between the Parties concerning such Allocation Schedule prior to the Closing Date.  The agreed upon final Allocation Schedule shall be set forth in Buyer Schedule 3.2.  Seller and Buyer shall sign and submit all necessary forms to report this transaction for federal, national, state, local and foreign income tax purposes in accordance with the Allocation Schedule and shall not take a position for Tax purposes inconsistent therewith, except pursuant to a final “determination” (as defined in Section 1313(a) of the Internal Revenue Code or corresponding provision of state, local or foreign Law).  The Parties shall treat the transactions contemplated by this Agreement in all filings with Governmental Authorities for all Tax purposes (including consumption Taxes) consistently with the Allocation Schedule and this Section 3.2.

ARTICLE IV
Closing

4.1           Closing Date.  On the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, which Closing shall occur no later than the third (3rd) Business Day after the last to be fulfilled or waived of the conditions set forth in Article VIII shall be fulfilled or waived in accordance with this Agreement or at such other time, date or place as the Parties may mutually agree (the “Closing Date”).

4.2           Purchase Order.  Upon execution of this Agreement, Buyer or one of its Affiliates or designees shall issue a purchase order to Seller in the form attached hereto as Exhibit F (the “Purchase Order”) for the purchase of Finished Inventory as set forth therein.  Buyer or one of its Affiliates or designees shall pay Seller for such Finished Inventory upon the following schedule: (a) fifty (50%) of the Purchase Order sales price shall be paid within two (2) Business Days after issuance of the Purchase Order; and (b) fifty (50%) of the Purchase Order sales price shall be paid net thirty (30) days from the date of Seller’s invoice, which invoice shall be issued by Seller to Buyer upon delivery of the Finished Inventory to Buyer and Buyer’s acceptance thereof in accordance with the terms of the Purchase Order.

4.3           Transition Bonus Pool.  As consideration to assist in the successful transition of the Acquired Assets and Business to Buyer, the Parties shall establish and implement a transition and bonus plan for the benefit of Seller’s employees having the terms and conditions set forth in Buyer Schedule 4.3.

4.4           Further Assurances.

(a)           To the extent that the consent or approval of any third party is required to transfer or assign any Acquired Asset, including any Transferred Contract, to Buyer as contemplated hereunder and, despite the commercially reasonable efforts of Seller, such consent or approval is not obtained prior to the Closing, Seller and Buyer shall mutually agree on a satisfactory arrangement intended to provide Buyer following the Closing the benefits of and under each such Acquired Asset, including any Transferred Contract.  Nothing herein shall be construed as an attempt to transfer any Acquired Asset for which the consent or approval of a third party is required unless and until such consent or approval shall be obtained.

(b)           Seller, from time to time after the Closing, at the request of Buyer and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as a party may reasonably require, and cause its Affiliates to do the same, to transfer more effectively and assign to, and vest in, Buyer, the Acquired Assets and all rights thereto, and to implement fully the provisions of this Agreement, the Other Agreements and the transactions contemplated hereby and thereby.

(c)           Promptly after the Closing, Seller shall take all requisite steps to put Buyer in actual possession and operating control of the Acquired Assets; provided that Buyer shall pay the shipping costs thereof.

ARTICLE V
Representations and Warranties of Seller

As a material inducement to Buyer to enter into this Agreement, subject to the exceptions and limitations set forth in this Article V and the matters set forth on the disclosure schedule delivered by Seller to Buyer dated as of the Execution Date (the “Schedules”), Seller hereby represents and warrants to Buyer as follows:

5.1           Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to transact business as a corporation in such jurisdictions where the nature of the Business makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a Material Adverse Effect.  Seller has all requisite corporate power and authority to carry on its business (including the Business) as now being conducted.

5.2           Authority; Binding Agreements.

(a)           The Board of Directors of Seller, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Other Agreements and the transactions contemplated hereby and thereby determining that the terms and conditions of this Agreement, the Other Agreements and the transactions contemplated hereby and thereby are in the best interests of Seller and its stockholders, and recommending that Seller’s stockholders authorize the transactions contemplated by this Agreement and the Other Agreements.  The foregoing resolutions of the Board of Directors of Seller have not been modified, supplemented or rescinded and remain in full force and effect as of the Execution Date.

(b)           No stockholder or other equityholder approval is required on behalf of Seller for the execution, delivery or performance of this Agreement, the Other Agreements or any of the transactions contemplated hereby or thereby, other than the affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock (the “Required Stockholder Vote”).  Subject to obtaining the Required Stockholder Vote, the execution and delivery by Seller of this Agreement and the Other Agreements to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller.  Seller has all requisite corporate power and authority to enter into this Agreement and the Other Agreements to which it is or will become a party and, subject to obtaining the Required Stockholder Vote, to consummate the transactions contemplated hereby and thereby, and this Agreement and such Other Agreements have been, or upon execution and delivery thereof will be, duly executed and delivered by Seller.  This Agreement, the Other Agreements and the Purchase Order to which Seller is or will become a party are, or upon execution and delivery by Seller thereof will be, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies by equitable principles.

(c)           No Consent in respect of, or filing with, any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement, the Other Agreements or the consummation of the transactions contemplated hereby and thereby, other than (i) an information statement related to the Transaction Written Consent (together with any amendments thereof or supplements thereto, the “Information Statement”), (ii) compliance with the rules of NASDAQ, and (iii) those that may be required solely by reason of Seller’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement and the Other Agreements.

(d)           Except as otherwise set forth in this Section 5.2 or as set forth on Schedule 5.2, no Consent of any Person is required for Seller or Seller’s Affiliates to consummate the transactions contemplated by this Agreement or the Other Agreements.

5.3           Conflicts.  The execution, delivery and performance by Seller of this Agreement and the Other Agreements to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in a breach of the certificate of incorporation, bylaws or other organizational documents of Seller; (b) conflict with in any material respect, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit) under, require a consent or waiver under or require the payment of a penalty under, any material Contract or other instrument or obligation to which Seller is a party, or by which Seller or any of the Acquired Assets may be bound or affected, except as set forth on Schedule 5.3; (c) assuming the Required Stockholder Vote is obtained and the filings referred to in Section 7.4 are made, conflict with or violate in any material respect any permit, concession, franchise, license or applicable Law with respect to Seller, the Business or any of the Acquired Assets; or (d) result in the creation or imposition of any Encumbrance upon any Acquired Asset.

5.4           Information Statement.  None of the information set forth in, by incorporation by reference or otherwise, the Information Statement will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Information Statement and the furnishing thereof by Alsius will comply in all material respects with the requirements of applicable Law, including the Exchange Act and the General Corporation Law of the State of Delaware.

5.5           Commission Reports; Financial Statements.

(a)           Seller has filed or will file with the Commission all reports, registration statements, information statements and other documents required to be filed by it (including exhibits and in each case together with all amendments thereto) (such reports, registration statements, information statements and all other documents, together with any amendments thereto, are collectively referred to as the “Seller Commission Filings;” and all Seller Commission Filings made or required to be made from January 1, 2006 through the Closing Date are hereinafter referred to as the “Subject Commission Filings”).  The Subject Commission Filings constitute all of the documents (other than preliminary materials) that Seller was or will be required to file with the Commission from January 1, 2006 to the Closing Date.  As of their respective filing dates (or if amended or superseded by a filing date, then on the filing date of such amending or superseding filing), the Subject Commission Filings (i) were, and will be, prepared in accordance, and complied, or will comply, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Subject Commission Filings and (ii) did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Subject Commission Filings at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto; (ii) were or will be prepared in accordance with United States generally accepted accounting principles as in effect from time to time applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the Commission on Form 10-Q or Form 8-K under the Exchange Act); and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Seller and its subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that Seller does not expect to be material, individually or in the aggregate. The consolidated, unaudited balance sheet of Seller as of September 30, 2008 is referred to herein as the “Seller Balance Sheet.”

(c)           Seller maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. To the Knowledge of Seller, such disclosure controls and procedures are effective to ensure that all material information concerning Seller is made known on a timely basis to the individuals responsible for the preparation of Seller’s filings with the Commission and other public disclosure documents.  Except as set forth on Schedule 5.5(c), Seller is in compliance in all material respects with the listing requirements of NASDAQ and has not received any notice other than as already publicly disclosed regarding the possible delisting of the Seller’s common stock from NASDAQ.

5.6           No Undisclosed Liabilities.  Except (a) as disclosed or reserved against in the financial statements, including the notes thereto, included within the Subject Commission Filings filed prior to the Execution Date; (b) for Liabilities incurred in the Ordinary Course between the date of the Seller Balance Sheet and the Execution Date; (c) Liabilities incurred in connection with this Agreement, the Other Agreements or the Purchase Order or the transactions contemplated hereby and thereby; (d) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (e) Liabilities disclosed in or arising directly and reasonably foreseeably out of matters set forth in the Schedules or that are the subject of representations or warranties herein, Seller and its Affiliates do not have any material Liabilities of any nature.

5.7           Absence of Certain Changes.  Except as disclosed in the Subject Commission Filings filed prior to the Execution Date, between the date of the Seller Balance Sheet and the Execution Date, (a) Seller and its Affiliates have conducted their respective businesses only in the Ordinary Course; and (b) there has not been (i) a Material Adverse Effect or (ii) any other action or event that would have required the consent of Buyer under Section 7.5 of this Agreement had such action or event occurred after the Execution Date.

5.8           Title.

(a)           Seller owns or licenses all of the Acquired Assets, and Seller has and will convey to Buyer hereunder, good, valid and marketable title (subject to the Permitted Encumbrances) to all of its personal property, tangible and intangible, included in the Acquired Assets to be transferred to Buyer at the Closing.  Except as set forth on Schedule 5.8(a), no financing statement or security agreement under the Uniform Commercial Code or any similar Law with respect to the Acquired Assets (including with respect to the Seller Intellectual Property Assets) to be transferred to Buyer at the Closing is active in any jurisdiction, and Seller has not signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement or security agreement.

(b)           Upon delivery of the Other Agreements, Buyer will receive good, valid and marketable title to all of the Acquired Assets to be transferred to Buyer at the Closing, free and clear of all Encumbrances other than the Permitted Encumbrances.

(c)           The Acquired Assets are in all material respects all of the assets used or held for use in the Business as the same has been operated prior to the Execution Date and except as set forth on Schedule 5.8(c), the Acquired Assets constitute all of the assets necessary for Buyer to continue to operate the Business.  Except as set forth on Schedule 5.8(c), the Tangible Assets to be transferred to Buyer at the Closing (i) are in good operating condition and repair (reasonable wear and tear excepted); (ii) have been and shall through such date be maintained in accordance with normal industry practice; and (iii) conform in all material respects with all applicable Laws.

(d)           The Inventory consists of raw materials and supplies, manufactured and processed parts, work in progress and finished goods, all of which is of a quality and quantity saleable in the Ordinary Course, and none of which is obsolete or unsalable, subject only to the reserve for inventory write-down set forth on the financial statements presented in Subject Commission Filings, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller.

5.9           Intellectual Property.

(a)           Schedule 5.9(a) contains a complete and accurate list of all issued patents and filed applications therefor within the definition of Patents that are owned, purported to be owned or licensed by Seller and used in the Business (“Seller Patents”), all registered marks or filed applications therefor and all material unregistered marks within the definition of Marks that are owned, purported to be owned or licensed by Seller and used in the Business (“Seller Marks”), and all registered copyrights and filed applications therefor and within the definition of Copyrights that are owned, purported to be owned or licensed by Seller and used in the Business, identifying (i) the owner of such Intellectual Property Assets and (ii) in the event that the owner is not Seller, identifying the agreement under which Seller is granted rights to the applicable Intellectual Property Asset.

(b)           Except as set forth on Schedule 5.9(b):

(i)           Seller exclusively owns or has license rights to all Seller Intellectual Property Assets and/or Intellectual Property Assets that are the subject of a written license or other agreement under which Seller is granted rights by a third party with respect to the Business (such licenses or other agreements, the “Inbound Licenses” and such Intellectual Property Assets, the “Seller In-Licensed Intellectual Property Assets”), and all Seller Intellectual Property Assets and Seller In-Licensed Intellectual Property Assets are free and clear of all Encumbrances.

(ii)           The Seller Intellectual Property Assets owned or purported to be owned by Seller have not been held by a court of competent jurisdiction to be invalid or unenforceable.  All Patents, Marks, and Copyrights, in each case, filed or registered (as applicable) or maintained by Seller and used in the Business and which have been issued by, or are registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have been duly filed or registered (as applicable) and maintained, including through the submission of all necessary filings and fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, and have not lapsed, expired or been abandoned.

(iii)           All Seller Patents owned or purported to be owned by Seller have been prosecuted in good faith.  No Seller Patent is subject to any maintenance fees, taxes or filing deadlines falling due within ninety (90) days after the Closing Date.  In each case where a Seller Patent is held by Seller by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration.  No Seller Patent owned by or exclusively licensed to Seller has been or is now involved in any interference, reissue, re-examination or opposition proceeding.  To the Knowledge of Seller, there is no published patent application of any third party that is the subject of an interference with any Seller Patent.

(iv)           There are no pending, or, to the Knowledge of Seller, threatened claims against Seller or any of its employees alleging (A) that the operation of the Business (including any activity by Seller in connection therewith) infringes on or violates the rights of others in or to any Intellectual Property Assets (“Third Party Intellectual Property Assets”) or constitutes a misappropriation of any Third Party Intellectual Property Asset or (B) that any of the Seller Intellectual Property Assets or Seller In-Licensed Intellectual Property Assets is invalid or unenforceable.

(v)           To the Knowledge of Seller, neither the operation of the Business (including any activity by Seller in connection therewith) nor the manufacture, use and/or sale of any Product infringes on or violates any Third Party Intellectual Property Asset, or constitutes a misappropriation of any Third Party Intellectual Property Asset.

(vi)           All former and current employees, consultants and contractors of Seller performing technical, scientific and/or creative activities relating to the Business have executed written instruments with Seller that assign to Seller all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings or other works of authorship, and information relating to the Business and (B) Intellectual Property Assets relating thereto.

(vii)           To the Knowledge of Seller, (A) there is no infringement or violation by any person or entity of any of the Seller Intellectual Property Assets or those Seller In-Licensed Intellectual Property Assets over which Seller has primary enforcement rights and (B) there is no misappropriation by any person or entity of any of the Seller Intellectual Property Assets or such Seller In-Licensed Intellectual Property Assets.

(viii)          Seller has taken reasonable and customary security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned, purported to be owned or used by Seller in the Business (the “Seller Trade Secrets”), including requiring each employee and consultant of Seller and any other person with access to Seller Trade Secrets to execute a binding confidentiality agreement, copies of which (or in substantially a form which) have been made available to Buyer and, to the Knowledge of Seller, there has not been any material breach by any party to any such confidentiality agreement.

(c)           All Inbound Licenses are listed on Schedule 5.9(c), other than licenses and agreements for commercial off-the-shelf computer software, and other standard form non-exclusive licenses with respect to Intellectual Property Assets available generally which licenses have a cost of less than Fifty Thousand Dollars ($50,000) per year.  Except as set forth on Schedule 5.9(c): (i) all Inbound Licenses are in full force and effect; (ii) (A) neither Seller and, (B) to the Knowledge of Seller, none of the other parties to such Inbound Licenses is in material breach or default under any such Inbound License; and (iii) all such Inbound Licenses are assignable without the consent of the applicable licensor.  True and complete copies of all such Inbound Licenses, and any amendments thereto, have been made available to Buyer.  To the Knowledge of Seller, the licensors under each Inbound License have all requisite power and authority to grant the rights purported to be conferred thereby.

(d)           All licenses or other agreements under which Seller has granted rights to others in Seller Intellectual Property Assets or Seller In-Licensed Intellectual Property Assets (“Outbound Licenses”) are listed on Schedule 5.9(d).  Except as set forth thereon, (i) all Outbound Licenses are in full force and effect; (ii) (A) neither Seller and, (B) to the Knowledge of Seller, none of the other parties to such Outbound Licenses is in material breach or default under any such Outbound License; and (iii) all such Outbound Licenses are assignable without the consent of the applicable licensee.  True and complete copies of all such Outbound Licenses, and any amendments thereto, have been made available to Buyer.

5.10           Litigation.  Except as disclosed in the Subject Commission Filings filed prior to the Execution Date or as set forth in Schedule 5.10, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates (a) relating to the Business or the Acquired Assets or affecting Seller’s or its Affiliates’ ability to sell or transfer the Acquired Assets or (b) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.  There are no material judgments, orders or decrees outstanding against Seller or any of its Affiliates.

5.11           Contracts.  All Transferred Contracts are valid and are in full force and effect and constitute legal, valid and binding obligations of Seller and, to the Knowledge of Seller, the other parties thereto, and are enforceable against the other parties thereto in accordance with their respective terms.  Neither Seller nor Seller’s Affiliates, nor to the Knowledge of Seller, any other party to any Transferred Contract, is in material breach or default in complying with any provisions thereof, and no condition or event or facts exists which, with notice, lapse of time or both would constitute a material breach or default thereunder on the part of Seller, Seller’s Affiliates or, to the Knowledge of Seller, on the part of any other party thereto.

5.12           Employment Matters.

(a)           Schedule 5.12(a) contains a complete and accurate list of all of the Hired Employees describing for each person: (i) his or her position or title, (ii) whether classified as exempt or non-exempt for wage and hour purposes and, if exempt, the type of exemption relied upon, (iii) annual base salary, if applicable, (iv) amounts paid on a salary, hourly or commission and the actual rates of compensation, (v) average scheduled hours per week (based on the last completed year), (vi) maximum bonus potential, (vii) date of hire, (viii) business location, (ix) whether on active or inactive status, and if inactive, the type of leave and estimated duration, and (x) the total amount of bonus, severance and other amounts to be paid to such employee at the Closing Date or otherwise in connection with the transactions contemplated hereby.  To the Knowledge of Seller, no Hired Employee has expressed any plans to terminate his or her employment with Seller prior to the Closing Date.

(b)           Buyer shall never have any Liabilities, obligations or responsibilities for or with respect to any employee benefit plans maintained or contributed by Sellers, and Sellers are solely responsible for all such Liabilities, obligations or responsibilities, including any related to any termination of any such plans.

(c)           None of the Hired Employees are represented by any union or subject to any collective bargaining agreement and, to the Knowledge of Seller, no such employees have engaged in any such organizational activities.  None of the Hired Employees has brought or asserted any claim of unfair labor practices involving Seller.

(d)           No representative of Seller has made any representation, promise or guarantee, express or implied, to any of its employees regarding (i) whether Buyer intends to retain or offer to retain such individual, or (ii) the terms and conditions on which Buyer may retain or offer to retain such individual.

(e)           Seller has paid or will pay in full all expense reimbursement claims of all Hired Employees for periods prior to the Closing Date.

5.13           Regulatory Approvals.

(a)           Seller is now and has heretofore been in compliance in all material respects with all federal, state, local and foreign healthcare laws, rules, regulations and orders, including:  (i) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute;” (ii) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act” and (iii) all laws, rules and regulations of the FDA.  All marketed products of Seller have to the extent necessary been approved or cleared by the FDA or equivalent state or foreign regulatory authorities and continue to materially comply with all laws, rules, regulations and orders applicable to the Regulatory Approvals.  Seller is now and has heretofore been in material compliance with and each product in commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, serviced and processed in material compliance with the applicable requirements of the Quality System Regulation set forth in 21 CFR Part 820.  All required notices, supplemental applications and annual or other reports, including adverse experience reports, reports of removals and corrections and 510(k)s for device modifications, required to be submitted by Seller or, to the Knowledge of Seller, its agents, with respect to each product have been filed with the FDA or equivalent state or foreign regulatory authorities, as appropriate.  Seller is and has heretofore been in material compliance with the written procedures, record-keeping and FDA reporting requirements for Medical Device Reporting set forth in 21 CFR Part 803.

(b)           Except as set forth in Schedule 5.13(b), Seller has not received any regulatory or warning letter, or any written, or to the Knowledge of Seller, any oral safety alert, request for or communication regarding the mandatory or voluntary recall of any products, or notice or other communication from the FDA or any other domestic or foreign regulatory authority with jurisdiction over Seller and its products, regarding (i) the commencement or threatened commencement of any action, suit, proceeding, claim, arbitration or investigation to withdraw any Regulatory Approvals; (ii) the commencement or threatened commencement of any action, suit, proceeding, claim, arbitration or investigation to seize any products or enjoin production of the products at any facility; or (iii) any failure or alleged failure by Seller to materially comply with any applicable healthcare law, rule, regulation or order.  Except as set forth in Schedule 5.13(b), there are no written statements, citations, correspondence or decisions by any Governmental Authority stating that any Product is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Government Authority, or is misbranded or adulterated or otherwise not in compliance with any applicable law, rule, regulation or order.  Except as set forth in Schedule 5.13(b), there is no (x) duty to recall any Product or duty to warn customers of a defect in any Product; or (y) latent or overt design, manufacturing or other defect in any Product.  To the Knowledge of Seller, there has not been any violation of law or regulation by Seller in its product development efforts, product manufacturing and marketing submissions or reports to any Regulatory Authority that could reasonably be expected to require investigation, corrective action or enforcement action.  Seller is not conducting a recall, removal or correction of any of the Products, and the FDA has provided written notification to Seller that each recall of a Product conducted at any time since January 1, 2004 has been terminated.  To the Knowledge of Seller, no facts exist that provide a reasonable basis for any new recall, removal or correction of any Product.  Seller has never been and is not now subject to FDA’s Applications Integrity Policy.

(c)           Seller has not knowingly made any false statements on, or omissions from, any applications, approvals, reports or other submissions to any applicable Regulatory Authority, or in or from any other records and documentation prepared or maintained to comply with the requirements of any Regulatory Authority relating to Seller’s products.

(d)           Seller has not been excluded from participation in any federal health care program, as defined under 42 U.S.C. §1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care programs, nor has Seller, or, to the Knowledge of Seller, any of its employees, consultants or contractors been debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded by any federal department or agency.  In addition, no final adverse action, as that term is defined in 42 U.S.C. §1320a-7(e)(g), has occurred or is pending or, to the Knowledge of Seller, threatened against Seller.

(e)           Seller has made available, and prior to the Closing Date will deliver, to Buyer a true and correct copy of each of the following with respect to the last three (3) calendar years and year-to-date 2009:  (i) a list of all products marketed by Seller or any predecessor thereto, and the numbers of the 510(k)s, Pre-Market Approval or other Regulatory Approval for each such product; (ii) all justifications by Seller or any predecessor thereto for not filing a 510(k) for a change or modification to a marketed device; (iii) all premarket notification submissions (510k) and all substantially equivalent or not substantially equivalent letters received by Seller or any predecessor thereto; (iv) all correspondence, meeting notes or minutes, or related documents concerning material communications between the FDA and Seller or any predecessor thereto as they relate to 510(k) submissions, including requests for additional information and responses thereto, and compliance matters; (v) all management review reports of Seller; (vi) all documents in response to actual or proposed FDA regulatory action(s), including all documents showing corrective actions undertaken by Seller or any predecessor thereto in response to FDA regulatory action(s); (vii) all FDA reports of inspection (Establishment Inspection Reports and Form FDA 483s) and FDA inspection reports of Seller evaluating compliance with Good Manufacturing Practices (“GMP”) or analogous procedures from other Regulatory Authorities, including foreign regulatory authorities; (viii) all MedWatch forms received by Seller or any predecessor thereto for the Products; (ix) all written reports of GMP audits of Seller or any predecessor thereto and their suppliers in Seller’s possession or control; (x) all information and documents pertaining to the Products required under FDA’s regulations pertaining to complaints, medical device reports, and removals and corrections, including complaint files, corrective and preventive actions, adverse event files, all Medical Device Reports filed by Seller or any predecessor thereto, and correction and removal records and reports; (xi) for the Products, design history files, including design and development planning, design input and output, design review, design verification and validation, including software validation and risk analysis where appropriate, design transfer and design changes; and (xii) all documents and communications in Seller’s possession (including written correspondence, telephone notes, memoranda, meeting notes, or minutes reflecting oral communications, between Seller or any predecessor thereto and the FDA or any other Regulatory Authority), that pertain to any recall of any of the Products, including health hazard evaluations, recall strategies, public warnings, customer communications, effectiveness checks, status reports and termination letters. Seller has made available, and prior to the Closing Date will deliver, to Buyer a true and correct copy of all product labeling and advertising currently in use, including that posted on Seller’s website and in Seller’s user’s manuals.

5.14           Compliance With Laws.  Seller and each of its Affiliates is in compliance with all applicable Laws with respect to the conduct of its business (including the Business) as currently conducted, and the ownership or operation of its properties or assets, except where the failures to comply or violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.15           Warranty Matters.  Except as disclosed on Schedule 5.15, there are no material existing or, to the Knowledge of Seller, threatened product liability, warranty, failure to adequately warn or any other similar claims against Seller primarily relating to the Products that are inconsistent with the amounts generally shown for warranty liability reserve in the Subject Commission Filings.

5.16           Customers, Distributors and Suppliers.  Schedule 5.16 sets forth a true and complete list of all customers or distributors of Seller who accounted for Fifty Thousand Dollars ($50,000) or more of the sales of the Products in any one of the last three (3) years (collectively, the “Customers and Distributors”).  Schedule 5.16 also sets forth a true and complete list of all third-party suppliers to Seller primarily with respect to the Products to whom in any one of the last three (3) years Seller made payments aggregating Fifty Thousand Dollars ($50,000) or more (the “Suppliers”).  To the Knowledge of Seller, except as set forth on Schedule 5.16, no Customer and Distributor or Supplier has canceled or otherwise terminated, or stated to Seller its intention to cancel or terminate, its relationship with Seller.

5.17           Taxes.

(a)           Seller has timely filed all Tax Returns required to be filed by it with any Governmental Authority.

(b)           Seller has timely paid all Taxes (including all sales and use taxes) that are required to be paid by it, including any Taxes the non-payment of which would result in an Encumbrance on any Acquired Asset, would otherwise adversely affect the Acquired Assets or would result in Buyer becoming liable or responsible therefor.

5.18           Opinion of Financial Advisor. The Board of Directors of Seller has received an opinion of Seller’s Financial Advisor to the effect that, as of the date of such opinion, the Purchase Price to be paid to Seller is fair, from a financial point of view, to Seller.  The foregoing opinion has not been modified, supplemented or rescinded prior to the Execution Date.

5.19           Brokers, Etc.  Except as set forth on Schedule 5.19, no broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

5.20           Required Consents for Transferred Contracts.  Schedule 5.20 sets forth each Transferred Contract that requires a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement or the Other Agreements or consummation of the transactions contemplated hereby or thereby.

ARTICLE VI
Representations and Warranties of Buyer

As a material inducement to Seller to enter into this Agreement, subject to the exceptions and limitations set forth in this Article VI and the matters set forth on the disclosure schedule delivered by Buyer to Seller (the “Buyer Schedules”), Buyer hereby represents and warrants to Seller as follows:

6.1           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to transact business as a corporation in such jurisdictions where the nature of its business makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a material adverse effect on its business, assets, financial condition, results of operations or prospects of its business.  Buyer has all requisite corporate power and authority to carry on its business as now being conducted.

6.2           Due Authorization.

(a)           The Board of Directors of Buyer and its parent company duly adopted resolutions by the requisite vote approving this Agreement, the Other Agreements and the transactions contemplated hereby and thereby.  Buyer has all requisite corporate power and authority to enter into this Agreement and the Other Agreements to which it is or will become a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and such Other Agreements have been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer.  This Agreement, the Other Agreements and the Purchase Order to which Buyer is or will become a party are, or upon execution and delivery by Buyer thereof will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies by equitable principles.

(b)           No Consent in respect of, or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement, the Other Agreements or the consummation of the transactions contemplated hereby or thereby, other than (i) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement and the Other Agreements or (ii) pursuant to applicable securities Laws.

(c)           No vote of the holders of any class or series of Buyer’s capital stock or other securities is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

(d)           Except as otherwise set forth in this Section 6.2, no Consent of any Person is required for Buyer or, if applicable, its Affiliates to consummate the transactions contemplated hereby.

6.3           Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the Other Agreements to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive or organizational documents of Buyer; or (b) conflict with or violate in any material respect any permit, concession, franchise, license or applicable Law with respect to Buyer or Buyer’s properties or assets; which, in the case of (a) or (b) above, would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated herein or in the Other Agreements.

6.4           Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates (a) relating to or affecting Buyer’s or, if applicable, Buyer’s Affiliates’ ability to purchase the Acquired Assets or assume the Assumed Liabilities or (b) that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Buyer and its Affiliates.

6.5           Brokers, Etc.  Except as set forth on Buyer Schedule 6.5, no broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or Buyer’s Affiliates is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

6.6           Financial Ability.  Buyer has, and will have on the Closing Date, sufficient cash on hand from Buyer’s immediately available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions to consummate the transactions contemplated by this Agreement, the Other Agreements and the Purchase Order and to perform its obligations hereunder and thereunder.

6.7           Compliance with Laws.  Buyer and each of its Affiliates is in compliance with all applicable Laws with respect to the conduct of its business as currently conducted, and the ownership or operation of its properties or assets, except where the failures to comply or violations, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer and its Affiliates.

ARTICLE VII
Additional Agreements

7.1           Obligation to Consummate Transaction
.  Each of the Parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement, the Other Agreements and the Purchase Order as expeditiously as practicable, to ensure that the conditions set forth in Article VIII are satisfied and to hold the Closing on or before April 15, 2009, insofar as such matters are within the control of such Party.

7.2           Confidentiality.  The Parties hereby agree that any information exchanged between the Parties hereto pursuant to or in connection with this Agreement, the Other Agreements or the transactions contemplated hereby or thereby shall be held subject to and in accordance with the confidentiality, non-disclosure and non-use obligations set forth in the Mutual Nondisclosure Agreement, dated as of October 13, 2008, by and between Buyer and Alsius, as amended by that certain Addendum, dated as of February 13, 2009.

7.3           Access to Information.

(a)           From the Execution Date to the Closing Date, Seller shall afford to Buyer and its accountants, counsel and other authorized representatives reasonable access, at Buyer’s sole expense, upon reasonable prior notice during normal business hours, to the properties, books and records related to the Acquired Assets; provided, however, that such access does not unreasonably disrupt the normal operations of Seller.  Buyer and its representatives shall not speak to any of the employees, customers, distributors and suppliers of Seller without the prior consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, and any such permitted communications shall be made in the presence of a designated representative of Seller.

(b)           After the Closing Date, each Party shall grant to the other Party such access to financial records and other information in its possession related to the Acquired Assets with respect to the period before the Closing Date and shall provide such cooperation and assistance as shall be reasonably required to enable such Party to complete its legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters; provided, however, that such access does not unreasonably disrupt the normal operations of the applicable Party.

7.4           Transaction Written Consent; Preparation of Information Statement.

(a)           As soon as practicable following the Execution Date, Alsius shall, in accordance with Alsius’s certificate of incorporation and bylaws and applicable Law, obtain the Required Stockholder Vote by means of a binding written consent approving this Agreement and the execution, delivery and consummation of the transactions contemplated under this Agreement and the Other Agreements (the “Transaction Written Consent”) signed by the holders of a majority of the outstanding shares of Alsius’s common stock.

(b)           As soon as practicable after obtaining the Transaction Written Consent, Alsius shall prepare and file with the Commission the Information Statement containing the information required by the Exchange Act with respect to the Transaction Written Consent and the transactions contemplated by this Agreement and the Other Agreements.  Alsius and Buyer shall cooperate with each other in the preparation of the Information Statement and without limiting the generality of the foregoing, Alsius shall consult with Buyer prior to filing the Information Statement (or any amendment or supplement thereto) with the Commission and shall consider in good faith including any reasonable comments of Buyer relating thereto, and Buyer shall, in a timely manner, furnish to Alsius the information relating to Buyer required by the Exchange Act to be set forth in the Information Statement.  The Information Statement shall additionally include a copy of the opinion of Alsius’s Financial Advisor with respect to the fairness to Alsius, from a financial point of view, of the Purchase Price to be paid to Alsius.

(c)           Alsius shall use its commercially reasonable efforts to respond promptly to any comments made by the Commission with respect to the Information Statement.  Alsius shall use its commercially reasonable efforts to cause the Information Statement to be mailed to its stockholders as promptly as practicable following the filing thereof with the Commission and the resolution of any comments thereon by the Commission.  Alsius shall advise Buyer promptly after it receives notice of any request by the Commission for amendment of the Information Statement or comments thereon and responses thereto or requests by the Commission for additional information, and Alsius shall consult with Buyer prior to responding to any of the foregoing and shall consider in good faith including any reasonable comments of Buyer relating to any such responses.  The Information Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.  The information supplied by Buyer for inclusion in the Information Statement or any amendment or supplement to the Information Statement, will not, on the date it is first mailed to Alsius’s stockholders and at the Closing, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  If at any time prior to the Closing Date any information relating to Alsius or Buyer, or any of their respective Affiliates, officers or directors, is discovered by Alsius or Buyer that should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by applicable Law, disseminated to the stockholders of Alsius.

7.5           Interim Operations.  Seller agrees that after the Execution Date and prior to the Closing Date (unless Buyer shall otherwise approve in writing) and except as required by applicable Law, Seller shall use its commercially reasonable efforts to (i) maintain in effect all foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations; and (ii) continue to provide customer support and service to its customers in the Ordinary Course.  Without limiting the generality of the foregoing and in furtherance thereof, from the Execution Date until the Closing, except (A) as otherwise expressly contemplated by this Agreement; (B) as Buyer may consent in writing (which consent shall not be unreasonably withheld or delayed; provided that Buyer shall be required to respond to Seller within two (2) Business Days after receipt of written notice requesting approval from Seller with respect to any such action, and if Buyer does not respond within such time period, such lack of response shall be deemed to constitute written approval of Buyer with respect to any such action); (C) as is required by applicable Law or Governmental Authorities; or (D) as set forth in Schedule 7.5, Seller will not:

(a)           adopt or propose any amendment or change in its certificate of incorporation or bylaws or other applicable governing instruments;

(b)           merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate;

(c)           sell, lease or otherwise transfer, or create or incur any Encumbrance other than a Permitted Encumbrance on, any Acquired Assets;

(d)           modify in any respect any of the Transferred Contracts or waive any failure to comply with any provision thereunder by any of the other parties thereto;

(e)           enter into any agreement or arrangement that is material to the Acquired Assets, or that materially increases Seller’s actual or contingent liabilities and obligations beyond cash available to satisfy them;

(f)           fail to maintain the Tangible Assets in the Ordinary Course;

(g)           take (or omit to take) any action that adversely affects, or could reasonably be expected to adversely affect, any rights of Seller to the Seller Intellectual Property Assets, or abandon or permit to lapse any rights of Seller to the Seller Intellectual Property Assets;

(h)           settle, or offer or propose to settle (i) any litigation, investigation, arbitration, proceeding or other claim involving or against Seller or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby or by the Other Agreements, in either case with any result which adversely affects the Business or Acquired Assets;

(i)           sell or offer to sell any Products on terms that are not consistent with Seller’s Ordinary Course or at any price that is less than such Product’s list price, subject to discounts consistent with the Ordinary Course;

(j)           take any action that would make any representation or warranty of Seller hereunder, or omit to take any action necessary to prevent any representation or warranty of Seller hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date; or

(k)           agree or commit to do any of the foregoing.

7.6           No Solicitation.

(a)           Other than as expressly permitted herein, Seller will not, and will not permit any of its subsidiaries or any of the directors, officers, employees, advisors, representatives or agents of Seller or any of its subsidiaries (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of Seller or any of its subsidiaries or any capital stock of Seller or any of its subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person or entity, any information concerning the business, operations, properties or assets of Seller or its subsidiaries in connection with an Acquisition Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing, provided, however, that, at any time prior to receipt of the Required Stockholder Vote, if seller receives a bona fide written Acquisition Transaction that was unsolicited and that did not otherwise result from a breach of this Section 7.6, Seller may furnish information with respect to Seller and its subsidiaries to the person who made such Acquisition Transaction and may participate in discussions regarding such Acquisition Transaction if (A) the Board of Directors of Seller determines in good faith, after receiving advice from its outside counsel, that failure to do so would violate its fiduciary duties to Seller’s stockholders under applicable law, and (B) the Board of Directors of Seller determines that such Acquisition Transaction is a Superior Proposal.

(b)           Following receipt of the Required Stockholder Vote, Seller shall, and shall cause its subsidiaries’ and their Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than Buyer) conducted heretofore with respect to any of the foregoing.  Seller agrees not to (and to cause its Subsidiaries not to) release any third party from the confidentiality provisions of any agreement to which Seller or any of its subsidiaries is a party.

(c)           For the purposes of this Agreement, “Superior Proposal” means any Acquisition Transaction which the Board of Directors of Seller determines in its good faith judgment (after receiving advice from its financial advisor and taking into account all the terms and conditions of such proposal and the transactions contemplated by this Agreement, including any conditions to consummation and the likelihood of such proposal and such transactions being consummated) to be more favorable to the Seller’s stockholders from a financial point of view than the transactions contemplated by this Agreement.

7.7           Certain Tax Matters.

(a)           All Taxes imposed or levied by reason of, in connection with or attributable to this Agreement, the Other Agreements and the Purchase Order or the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”) shall be borne equally by Buyer and Seller.  Upon payment of any such Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under this Section 7.7(a), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.

(b)           Buyer and Seller shall cooperate to avoid any Transfer Taxes that might be imposed to the extent permitted by applicable Law (such as, for example and not by way of limitation, Buyer providing Seller with a copy of Buyer’s resale certificate, or such other instruments as will relieve Buyer or Seller from liability for any Transfer Tax).

(c)           Seller and Buyer shall provide each other with such assistance as may reasonably be requested by either Party in connection with the preparation of any Tax Return, application for exemption or refund, audit or other examination by any Governmental Authority or action, suit, proceeding, claim, arbitration or investigation relating to Liability for Taxes in connection with the Acquired Assets.

7.8           Public Announcements.  Promptly following the execution of this Agreement, Buyer and Seller shall each (or shall jointly) issue a press release in a form reasonably agreed to by the other with respect to the transactions contemplated hereby.  Subject to the foregoing and except for the Information Statement and any other filings required to be made with the Commission, none of the Parties shall issue or permit any of their respective Affiliates to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties, such consent not to be unreasonably withheld, delayed or conditioned, except as may be required by applicable Laws (in which case the Party required to make the release or statement shall allow the other Parties reasonable time to comment on such release or statement in advance of such issuance to the extent permitted by applicable Laws).

7.9           Notice of Certain Events.  Each Party shall promptly notify the other Party of:

(a)           any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Other Agreements;

(b)           any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any of the Other Agreements;

(c)           any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of either Party, threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article V or VI, or that relate to the consummation of the transactions contemplated by this Agreement or any of the Other Agreements;

(d)           with respect to Seller only, any material inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 8.2(b) not to be satisfied; and

(e)           any failure of either Party to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

The delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect the remedies otherwise available hereunder to the Party receiving that notice.

7.10           Insurance.  Prior to Closing, Seller shall purchase from its existing liability insurer or another reputable insurer or insurers reasonably satisfactory to Buyer extended reporting or “tail” coverage with respect to its liability insurance policies in effect for all periods prior to the Closing Date (the “Tail Policy”).  The Tail Policy shall name Buyer as an additional insured party and shall otherwise be reasonably satisfactory to Buyer.  The cost of the foregoing Tail Policy shall be borne by Seller.

7.11           Employment of Hired Employees by Buyer.  Each employee of Seller who accepts, in a manner reasonably acceptable to Buyer, an offer of employment from Buyer or its Affiliate or designee prior to the Closing Date, as the case may be (each, a “Hired Employee”), will become employed by Buyer or its Affiliate or designee as of his or her designated start date with Buyer or its Affiliate or designee (each such individual’s “Start Date”).  Effective on his or her Start Date, each Hired Employee will be under the exclusive supervision of Buyer or its Affiliate or designee and, except as otherwise required by applicable Law, subject to Buyer’s or such Affiliate’s or such designee’s policies and procedures.  Seller shall reasonably cooperate with Buyer in any effort by Buyer to secure the services of certain employees of Seller with whom Buyer may have interest in employing or providing consulting services following the Closing, and Seller shall not interfere knowingly, directly or indirectly, with Buyer’s efforts to extend employment offers to the Hired Employees.  The Buyer’s decision to hire any such employee will be subject to his or her satisfactory completion of Buyer's customary hiring review process, including background reviews and appropriate interviews.

7.12           Inspection of Tangible Assets.  After the Execution Date through a period of two (2) days prior to the Closing Date (the “Inspection Period”), Buyer shall have the right, in its sole discretion, to (a) conduct, from time to time, an inspection of the Tangible Assets set forth on Schedule 2.1(a) and any related documents or other items relating to the Tangible Assets to determine the acceptability of the Tangible Assets and (b) to reject and not acquire any of the Tangible Assets.  Notwithstanding the foregoing, such inspection shall occur only upon reasonable prior notice during normal business hours and shall not unreasonably disrupt the normal operations of Seller.  Seller shall maintain all Tangible Assets in the Ordinary Course until the earlier of (x) the expiration of the Inspection Period or (y) receipt of written notice by Buyer of the completion of its inspection of the Tangible Assets pursuant to this Section 7.12.  In the event that Buyer rejects any of the Tangible Assets, such Tangible Assets shall become Excluded Assets and the sole property of Seller.  For the avoidance of doubt, there shall be no adjustment to the Purchase Price in the event that Buyer rejects any of the Tangible Assets in accordance with this Section 7.12.

7.13           Use of Intellectual Property.

(a)           Seller acknowledges that from and after the Closing Date, the name “Alsius,” “Alsius Medical” and all similar or related names, marks and logos (including the Seller Marks) shall be owned by Buyer.  Promptly after the Closing Date, except as provided in Section 7.13(b), Seller shall (a) cease using the Seller Marks, including the name “Alsius,” “Alsius Medical” or any other confusingly similar name; and (b) remove the Seller Marks from all assets of the Seller (including all Excluded Assets).  No later than the close of business on the first Business Day after the Closing Date, Seller shall file with the Secretary of State of Delaware and the Secretary of State of California a separate Certificate of Amendment to remove the name(s) “Alsius” or “Alsius Medical” from its name(s), which Certificate of Amendment shall be in form and substance reasonably acceptable to Buyer.

(b)           Notwithstanding anything herein to the contrary, Buyer hereby grants a non-exclusive, non-transferrable, non-sublicensable, royalty-free license to use the names “Alsius” and “Alsius Medical” (the “Corporate Names”) solely as an element of a corporate name for the purpose of winding down Seller’s operations and its dissolution under applicable Law for the period commencing on the Closing Date and terminating upon the filing of the Certificate of Dissolution of Seller.  Seller shall comply with all reasonable rules, practices and guidelines set forth from time to time by Buyer and provided to Seller with respect to the use of the Corporate Names.  Seller shall not use the Corporate Names in any way in a manner likely to have a material adverse effect on the name, image, reputation, goodwill or proprietary rights of Buyer or its Affiliates.  All use of the Corporate Names by Seller shall inure solely to the benefit of Buyer.  The Corporate Names are licensed to Seller on an “as is, where is” basis without any representation or warranty of any kind.

(c)           Except in connection with the performance of Seller’s obligations under the Purchase Order or as set forth in Section 7.13(b), from and after the Closing Date, none of Seller or any of its Affiliates shall use any of the Seller Intellectual Property Assets.

7.14           Bulk Sales.  The Parties hereby waive compliance with any Uniform Commercial Code bulk sales or comparable statutory provisions of each applicable jurisdiction.  Seller shall discharge and satisfy all Liabilities owed to its trade creditors after the Closing.

ARTICLE VIII
Conditions to Closing

8.1           Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           The Required Stockholder Vote shall have been obtained;

(b)           No applicable Law or order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement or the Other Agreements, and no action, suit, proceeding, claim, arbitration or investigation shall be pending or threatened by any Governmental Authority or other Person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions;

(c)           All required notifications and filings with any Governmental Authority shall have been made and any waiting periods shall have expired or been waived or terminated; and

(d)           The Information Statement shall have been disseminated to the stockholders of Alsius in accordance with the Exchange Act and all applicable notice periods with respect thereto shall have expired or been waived.

8.2           Conditions to Obligations of Buyer.  The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following additional conditions:

(a)           The representations and warranties of Seller contained herein (disregarding any materiality or Material Adverse Effect qualifications or dollar amount thresholds contained therein) shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except, individually or in the aggregate, as any breach of any representation or warranty has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date.  As of the Closing Date, there shall have not occurred and be continuing any event, development or state of circumstances that individually or in the aggregate has had or could reasonably be expected to result in a Material Adverse Effect.

(c)           Buyer shall have received a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller, certifying that: (i) all of the conditions set forth in Sections 8.2(a) and (b) have been satisfied and (i) Seller’s officers executing this Agreement, and each of the other documents necessary for consummation of the transactions contemplated herein, are authorized to execute the Agreement and such other documents and their specimen signatures on such certificate are genuine signatures.

(d)           Buyer shall have received the documents and other agreements and instruments pursuant to Section 8.4(a), and such other documents, agreements and instruments as it may reasonably request in connection with the consummation of the transactions contemplated hereby.

(e)           All consents and approvals by Persons to the assignment of the Transferred Contracts set forth on Schedule 5.20 shall have been received, all on terms and conditions materially not less favorable to Seller than those in existence as of the Execution Date.

(f)           Buyer shall have received an Updated Schedule 2.1(d), which shall be in form and substance reasonably satisfactory to Buyer.

(g)           Buyer shall have received a certificate of good standing in respect of Seller certified by the Secretary of State of the State of Delaware or California, as applicable, dated as of a reasonably recent date prior to the Closing Date.

(h)           Buyer shall have received a letter from GE Capital setting forth the amount necessary to be paid on the Closing Date to discharge all amounts due in full (the “Payoff Amount”) and granting a release of its Encumbrances on the assets of Seller to Seller upon payment thereof, which letter shall be in form and substance reasonably satisfactory to Buyer (the “Payoff Letter”).

(i)           Seller shall have supplied and delivered to Buyer, and Buyer shall have accepted, all of the minimum order quantities for the Finished Inventory specified in the Purchase Order in accordance with the terms thereof.

(j)           The Tail Policy shall have been issued and shall be in full force and effect and Seller shall have paid the premiums therefor due and payable as of the Closing Date.

8.3           Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following additional conditions:

(a)           The representations and warranties of Buyer contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, each as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).

(b)           Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date.

(c)           Seller shall have received a certificate, dated as of the Closing Date, duly executed by an authorized representative of Buyer, certifying that: (i) all of the conditions set forth in Sections 8.3(a) and (b) have been satisfied and (ii) Buyer’s officers executing this Agreement, and each of the other documents necessary for consummation of the transactions contemplated herein, are authorized to execute the Agreement and such other documents and their specimen signatures on such certificate are genuine signatures.

(d)           Seller shall have received a certificate of good standing in respect of Buyer certified by the Secretary of State of the State of Delaware, dated as of a reasonably recent date to the Closing Date.

(e)           Seller shall have received the documents and other agreements and instruments pursuant to Section 8.4(b), and such other documents, agreements and instruments as it may reasonably request in connection with the consummation of the transactions contemplated hereby.

8.4           Closing Deliverables.

(a)           Seller Closing Deliverables.  At the Closing, Seller shall have delivered or caused to be delivered to Buyer:

(i)	a duly executed counterpart of the Assignment and Assumption Agreement;

(ii)	a duly executed counterpart of the Assignment of Contracts;

(iii)	a duly executed counterpart of the Bill of Sale;

(iv)	a duly executed counterpart of the Patent Assignment;

(v)	a duly executed counterpart of the Trademark Assignment;

(vi)	an opinion from Sheppard Mullin Richter & Hampton, LLP, counsel for Seller, in a form reasonably acceptable to Buyer; and

(vii)	a duly executed Transaction Written Consent evidencing the Required Stockholder Vote.

(b)           Buyer Closing Deliverables.  Buyer shall have delivered or caused to be delivered to Seller:

(i)	payment of the Purchase Price by wire transfer of immediately available funds directly to the account set forth on Schedule 8.4(b)(i);

(ii)	evidence of the payment of the Payoff Amount to GE Capital;

(iii)	a duly executed counterpart of the Assignment and Assumption Agreement;

(iv)	a duly executed counterpart of the Assignment of Contracts;

(v)	a duly executed counterpart of the Bill of Sale;

(vi)	a duly executed counterpart of the Patent Assignment;

(vii)	a duly executed counterpart of the Trademark Assignment; and

(viii)	an opinion from Goodwin Procter LLP, counsel for Buyer, in a form reasonably acceptable to Seller.

ARTICLE IX
Termination

9.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Buyer and Seller;

(b)           by Notice of Termination delivered by either Party to the other Party, if (i) the Closing shall not have occurred prior to June 30, 2009 (the “Termination Date”) (other than due to a breach of any representation or warranty hereunder of the Party seeking to terminate this Agreement or as a result of the failure on the part of such Party to comply with or perform any of its covenants, agreements or obligations under this Agreement) or (ii) there shall be in effect any applicable Law that prohibits the Closing or if the Closing would violate any non-appealable order;

(c)           by Notice of Termination delivered by Buyer to Seller, if any of the conditions set forth in Section 8.1 or Section 8.2 shall have become incapable of fulfillment on or prior to the Termination Date and such condition or conditions shall not have been waived by Buyer;

(d)           by Notice of Termination delivered by Seller to Buyer, if any of the conditions set forth in Section 8.1 or Section 8.3 shall have become incapable of fulfillment on or prior to the Termination Date and such condition or conditions shall not have been waived by Seller;

(e)           by Notice of Termination delivered by Buyer to Seller, if the Required Stockholder Vote shall not have been obtained within two (2) Business Days following execution by the Parties of this Agreement;

(f)           by Notice of Termination delivered by Seller to Buyer, if Seller is not then in material breach of any term of this Agreement, upon a material breach of any representation, warranty or covenant of Buyer contained in this Agreement; provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of written notice thereof by Seller to Buyer; or

(g)           by Notice of Termination delivered by Buyer to Seller, if Buyer is not then in material breach of any term of this Agreement, upon a material breach of any representation, warranty or covenant of Seller contained in this Agreement; provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of written notice thereof by Buyer to Seller.

9.2           Procedure of Termination.  Termination of this Agreement by either Party shall be by delivery of a written notice to the other Party (a “Notice of Termination”).  A Notice of Termination shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement.  Termination of this Agreement pursuant to the provisions of Section 9.1 shall be effective upon and as of the date of delivery of a Notice of Termination as determined pursuant to Section 11.13.

9.3           Termination Fees.

(a)           Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by Buyer pursuant to and in accordance with Section 9.1(e) or Section 9.1(g), then Seller shall pay to Buyer a fee of One Million Dollars ($1,000,000) in cash (the “Seller Termination Fee”) as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.

(b)           Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Seller pursuant to and in accordance with Section 9.1(f), then Buyer shall pay to a fee of One Million Dollars ($1,000,000) in cash (the “Buyer Termination Fee”) as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.

(c)           The Parties agree and understand that in no event shall Seller or Buyer, as the case may be, be required to pay the Seller Termination Fee or Buyer Termination Fee (as applicable) on more than one occasion.  Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that in the event the Seller Termination Fee becomes payable and is paid by Seller pursuant to this Section 9.3, then the Seller Termination Fee shall be Buyer’s sole and exclusive remedy against Seller and its former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Seller Parties”) for any breach, loss or damage, including any loss or damages suffered as a result of the failure of the transactions to be consummated, under any theory or for any reason; and upon Seller’s payment of the Seller Termination Fee to Buyer, the Seller Parties shall have no further liability or obligation under this Agreement and no Person shall have any rights or claims against any of the Seller Parties under this Agreement, whether at law or equity, in contract, in tort or otherwise, and none of the Seller Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that Seller’s right to receive payment of the Buyer Termination Fee from Buyer pursuant to this Section 9.3 shall be Seller’s sole and exclusive remedy against Buyer and its former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Buyer Parties”) with respect to this Agreement and the transactions contemplated hereby, including for any breach, loss or damages hereunder, including any loss or damages suffered as a result of the failure of the transactions to be consummated, under any theory or for any reason; and upon Buyer’s payment of the Buyer Termination Fee to Seller, the Buyer Parties shall have no further liability or obligation under this Agreement and no Person shall have any rights or claims against any of the Buyer Parties under this Agreement, whether at law or equity, in contract, in tort or otherwise, and none of the Buyer Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(d)           Any payment made pursuant to this Article IX shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax Law.

(e)           The Parties acknowledge and agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the Parties to enter into this Agreement; accordingly, if Seller or Buyer, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, Buyer or Seller, as the case may be, commences a suit which results in a judgment against the other Party for the payment set forth in this Section 9.3, such paying Party shall pay the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit.

9.4           Other Consequences of Termination.  In the event that this Agreement is terminated for any reason pursuant to Section 9.1, (a) the Purchase Order shall be deemed to be cancelled upon such termination; (b) Seller shall promptly refund to Buyer all amounts paid by Buyer to Seller pursuant to the Purchase Order; and (c) Buyer shall promptly return to Seller any Finished Inventory that has been delivered by Seller to Buyer pursuant to the Purchase Order.

ARTICLE X
Indemnification and Survival

10.1           Indemnification by Seller.

(a)           Seller’s Indemnity.  Subject to the limitations and procedures set forth in this Article X, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors and employees (each, a “Buyer Indemnified Party”) at all times against and in respect of all losses, damages, Liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) which any Buyer Indemnified Party may suffer or incur to the extent arising out of, related to or resulting from (i) any breach of any of the representations, warranties, covenants and agreements of Seller set forth in this Agreement; (ii) any Excluded Liability; (iii) any Permitted Encumbrance; or (iv) the manufacture, marketing or sale of Products, or other operation of the Business by Seller prior the Closing Date.

(b)           Limitations on Seller’s Indemnity.  Except in cases of fraud or willful misconduct, Seller shall not be obligated to indemnify any Buyer Indemnified Party for any Loss described in Section 10.1(a)(i) with respect to breaches of representations and warranties until the aggregate of all such Losses for which Seller is liable are in excess of the Threshold Amount, and then only in respect of such excess.  Except in cases of fraud or willful misconduct, Seller’s aggregate liability for Losses described in Section 10.1(a)(i) with respect to breaches of representations and warranties, together with Seller’s aggregate liability for its indemnification, defense and settlement obligations under the Purchase Order, shall not exceed One Million Dollars ($1,000,000) (the “Cap”).  Notwithstanding anything contained in this Agreement to the contrary, the Threshold Amount shall not apply with respect to any Loss arising from or related to a breach of (a) any covenants of Seller; (b) the representations and warranties set forth in Section 5.1 (Organization), Section 5.2(a) and (b) (Authority; Binding Agreements), Section 5.8(a) and (b) (Title) and Section 5.9(a) and (b)(i) and (ii) (Intellectual Property); or (c) any of the Permitted Encumbrances.

10.2           Indemnification by Buyer.

(a)           Buyer’s Indemnity.  Subject to the limitations and procedures set forth in this Article X, Buyer agrees to indemnify and hold harmless Seller and Seller’s Affiliates and their respective officers, directors and employees (each, a “Seller Indemnified Party”) at all times against and in respect of all Losses which any Seller Indemnified Party may suffer or incur to the extent arising out of, related to or resulting from (i) any breach of any of the representations, warranties, covenants and agreements of Buyer set forth in this Agreement; (ii) any Assumed Liability; or (iii) the manufacture, marketing or sale of Products, or other operation of the Business by Buyer from and after the Closing Date.

(b)           Limitations on Buyer’s Indemnity.  Except in cases of fraud or willful misconduct, Buyer shall not be obligated to indemnify any Seller Indemnified Party for any Loss described in Section 10.2(a)(i) with respect to breaches of representations and warranties until the aggregate of all such Losses for which Seller is liable are in excess of the Threshold Amount, and then only in respect of such excess.  Except in cases of fraud or willful misconduct, Buyer’s aggregate liability for Losses described in Section 10.2(a)(i) with respect to breaches of representations and warranties shall not exceed the Cap. Notwithstanding anything contained in this Agreement to the contrary, the Threshold Amount shall not apply with respect to any Loss arising from or related to a breach of any covenants of Buyer or  the representations and warranties set forth in Sections 6.1 (Organization) and 6.2(a) and (c) (Due Authorization).

(c)           Additional Limitations.  The amount of any Loss for which indemnification is provided under this Article X shall be net of the difference between (i) any amounts actually recovered by the Indemnified Party under insurance policies in effect and applicable to such Loss, and (ii) the amount (calculated on a present value basis with a discount rate equal to the rate of interest then paid by Buyer on its senior line of credit) of all future premium increases reasonably likely to be charged as a result of the Indemnified Party making the insurance claim resulting in such recovery.  No party hereto shall have any liability for any incidental, special, exemplary, multiple, punitive or consequential damages (including loss of profit or revenue), or any equitable equivalent thereof or substitute therefor, suffered or incurred by any Indemnified Party.

10.3           Survival.  The representations and warranties of the Parties contained herein shall survive until twelve (12) months following the Closing Date at which time they shall expire except with respect to claims previously made in writing with respect to breaches of such representations and warranties.  Except in cases of fraud or willful misconduct, no claim may be made against Seller under Section 10.1, whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail as to the basis for and facts supporting such claim, is given to Seller prior to twelve (12) months following the Closing Date.  Except in cases of fraud or willful misconduct, no claim may be made against Buyer under Section 10.2, whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail as to the basis for and facts supporting such claim, is given to Seller prior to twelve (12) months following the Closing Date.  The covenants of the Parties set forth herein shall survive in perpetuity except to the extent otherwise stated herein.

10.4           Exclusive Remedy.  Except in cases of fraud, willful misconduct or intentional misrepresentations, the rights and remedies set forth in this Article X and claims for specific performance of covenants shall constitute the sole and exclusive rights and remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to this Agreement and the transactions contemplated hereby and the Parties shall not be entitled to bring, and hereby irrevocably waive, any other claims, rights or causes of action against the other Party hereto, whether in equity or in Law with respect thereto.  The rights of indemnification provided in this Article X are solely for the benefit of the Indemnified Parties referred to therein, and such rights may not be extended, directly or indirectly, to any other Person.

10.5           Third Party Claim Indemnification Procedures.

(a)           Any Indemnified Party shall give written notice as promptly as is reasonably practicable to the Indemnifying Party of the assertion of any claim, or the commencement of any action, suit, proceeding, claim, arbitration or investigation, by any Person not a party hereto in respect of which indemnity intends to be sought under this Agreement; provided that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 10.5 except to the extent (if any) that the Indemnifying Party shall have been actually prejudiced thereby.  Following receipt of such written notice from the Indemnified Party pursuant to this Section 10.5, the Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s election, to assume, at its own expense, the defense of any such action, suit, proceeding, claim, arbitration or investigation with counsel selected by the Indemnifying Party (and not reasonably objected to by the Indemnified Party) if, but only if, the Indemnifying Party acknowledges in writing to the Indemnified Parties that it is obligated under this Agreement to indemnify them against all Losses they incur or have incurred in connection with such third party claim.  The Indemnified Party shall not settle, compromise or consent to any judgment in respect of any such action, suit, proceeding, claim, arbitration or investigation without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(b)           Following the Indemnifying Party’s election to assume the defense of any action, suit, proceeding, claim, arbitration or investigation pursuant to Section 10.5(a), (i) the Indemnified Party shall deliver to the Indemnifying Party in a timely fashion, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such action, suit, proceeding, claim, arbitration or investigation and (ii) the Indemnified Party shall use its commercially reasonable efforts at the Indemnifying Party’s expense to cooperate in the defense or prosecution thereof as reasonably requested by the Indemnifying Party in the context of the relevant action, suit, proceeding, claim, arbitration or investigation (including the amount and nature of damages sought thereunder).  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such action, suit, proceeding, claim, arbitration or investigation, and making a reasonable number of employees reasonably available on a mutually convenient basis, to provide additional information and explanation of any material provided hereunder; provided, however, that the foregoing shall be at the Indemnifying Party’s expense and shall be organized in a manner as shall not unreasonably disrupt the normal operations of the Indemnified Party’s business having regard to the context in which such cooperation is requested and of the relevant action, suit, proceeding, claim, arbitration or investigation (including the amount and nature of the damages sought thereunder).

(c)           The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of a action, suit, proceeding, claim, arbitration or investigation for which the Indemnified Party is entitled to indemnification hereunder, except to the extent (if any) that the Indemnifying Party shall have been actually prejudiced by the Indemnified Party’s failure to give timely notice of such action, suit, proceeding, claim, arbitration or investigation as required by Section 10.5(a).

(d)           If the Indemnifying Party assumes the defense of any action, suit, proceeding, claim, arbitration or investigation pursuant to Section 10.5(a), the Indemnified Party shall have the right (but not the duty) to participate in such defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.

(e)           If the Indemnifying Party does not elect to assume defense of any action, suit, proceeding, claim, arbitration or investigation pursuant to Section 10.5(a), the Indemnifying Party may nevertheless participate (but not control) and employ its own counsel (not reasonably objected to by the Indemnified Party), at its expense, in the defense of such action, suit, proceeding, claim, arbitration or investigation.

ARTICLE XI
Miscellaneous

11.1           Assignment.  This Agreement may not be assigned or otherwise transferred by either Party without the written consent of the other Party which shall not be unreasonably withheld or delayed.  Any purported assignment in violation of the preceding sentence shall be void.  Notwithstanding the foregoing, Buyer may assign this Agreement and its rights and benefits hereunder and may delegate its duties hereunder to an Affiliate or to any Person which acquires all or substantially all of the business of Buyer; provided, however, that Buyer shall remain primarily liable for its obligations hereunder.

11.2           Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise specified herein, each Party shall bear its own costs and expenses in connection with this Agreement and with respect to the transactions contemplated by this Agreement.

11.3           Severability.  Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

11.4           Entire Agreement.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto.  This Agreement and the Other Agreements contain the entire agreement of the Parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the Execution Date.

11.5           Waiver.  The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

11.6           Governing Law.  All question concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

11.7           Venue.  The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of (a) Boston, Massachusetts for any action, suit, proceeding, claim, arbitration or investigation (other than appeals therefrom) instituted by Seller and (b) Orange County, California for any action, suit, proceeding, claim, arbitration or investigation (other than appeals therefrom) instituted by Buyer, in each case arising out of or relating to this Agreement or the Other Agreements or otherwise in connection with the transactions contemplated hereby and thereby, and agree not to commence any action, suit, proceeding, claim, arbitration or investigation (other than appeals therefrom) related thereto except in such courts.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, proceeding, claim, arbitration or investigation (other than appeals therefrom) arising out of or relating to this Agreement or the Other Agreements or otherwise in connection with the transactions contemplated hereby and thereby in such courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit, proceeding, claim, arbitration or investigation brought in any such court has been brought in an inconvenient forum.  Each Party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth below shall be effective service of process for any action, suit, proceeding, claim, arbitration or investigation brought against it under this Agreement or the Other Agreements in any such court.

11.8           Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

11.9           Counterparts.  The Parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

11.9           Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

11.11         Disclaimer of Warranties.  EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE OTHER AGREEMENTS, SELLER IS SELLING THE ACQUIRED ASSETS AND THE BUSINESS AND ASSIGNING THE ASSUMED LIABILITIES ON AN “AS IS, WHERE IS” BASIS, AND EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.

11.12         Schedules.  The Schedules and Buyer Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Disclosure of any fact or item in any Schedule or Buyer Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement; provided that it is reasonably apparent that such fact or item relates to such other Section.

11.13         Notices.  All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to Buyer, to:
ZOLL Circulation, Inc. 249 Humboldt Court Sunnyvale, CA 94089 Attention: General Manager

with copies (which shall not constitute notice) to:

ZOLL Medical Corporation
269 Mill Road
Chelmsford, MA, 01824
Attention:  General Counsel

and

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA  02109
Facsimile:  (617) 523-1231
Attention: Raymond C. Zemlin, Esq.

If to Seller, to:

Alsius Corporation
15770 Laguna Canyon Road, Suite 150
Irvine, CA 92618
Attention: Chief Executive Officer and Chief Financial Officer

and

Alsius Medical Corporation
15770 Laguna Canyon Road, Suite 150
Irvine, CA 92618
Attention: Chief Executive Officer and Chief Financial Officer

with copies (which shall not constitute notice) to:
Sheppard Mullin Richter & Hampton, LLP 650 Town Center Drive, Fourth Floor Costa Mesa, CA 92626 Facsimile: (714) 428-5984 Attention: Ethan D. Feffer, Esq.

provided, however, that if either Party shall have designated a different address by notice to the other Party, then to the last address so designated.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

“BUYER” ZOLL CIRCULATION, INC. By: /s/ James Palazzolo Name: James Palazzolo Title: General Manager

“SELLER” ALSIUS CORPORATION By: /s/ William Worthen Name: William Worthen Title: Chief Executive Officer

ALSIUS MEDICAL CORPORATION By: /s/ William Worthen Name: William Worthen Title: Chief Executive Officer